EXHIBIT 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of NV5 Holdings, Inc. of our report dated June 3, 2014, relating to our audit of the financial statements of AK Environmental, LLC as of and for the year ending December 31, 2013, which report is included in the Current Report on Form 8-K/A of NV5 Holdings, Inc. filed on June 3, 2014.  We also consent to the reference to our firm under the caption "Experts" in such registration statement.

/s/ McGladrey LLP

Raleigh, North Carolina

May 21, 2015